UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 31, 2011
(Date of earliest event reported)

EMERGENT GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-34208

Nevada	93-1215401
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10939 Pendleton Street

Sun Valley, California 91352
(Address of principal executive offices, including zip code)

(818) 394-2800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

On February 6, 2011, Emergent Group, Inc., a Nevada corporation (“Emergent Group”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Universal Hospital Services, Inc., a Delaware corporation (“UHS”), and UHS’s wholly owned subsidiary, Sunrise Merger Sub, Inc., a Nevada corporation (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of Emergent Group’s common stock at a purchase price of $8.46 per share in cash (the “Consideration”) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 2, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal, each as amended or supplemented from time to time.

The offering period for the Offer expired at 5:00 p.m., New York City time, on Wednesday, March 30, 2011. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, as of that time, approximately 6,419,208 shares of Emergent Group’s common stock (excluding approximately 2,507shares to be delivered within the next three NYSE trading days pursuant to the Notice of Guaranteed Delivery) had been validly tendered and not withdrawn pursuant to the Offer, representing approximately 92.3% of the outstanding shares of Emergent Group’s common stock.  Merger Sub accepted for payment all shares of Emergent Group’s common stock that were validly tendered and not withdrawn, and payment for such shares is being made in accordance with the terms of the Offer.  UHS provided sufficient funds to Merger Sub to acquire all of the outstanding shares of Emergent Group’s common stock.

On April 1, 2011, Merger Sub effected a short-form merger (the “Merger”) of Merger Sub with and into Emergent Group under Nevada law, without the need for a meeting of Emergent Group’s shareholders, with Emergent Group surviving as a wholly owned subsidiary of UHS.

At the effective time of the Merger, each issued and outstanding share of Emergent Group common stock that was not tendered pursuant to the Offer (other than shares of Emergent Group common stock held (i) in the treasury of Emergent Group or owned by Merger Sub or UHS or (ii) by any subsidiary of Emergent Group or UHS (other than Merger Sub)) was converted automatically into the right to receive the Consideration.

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, Emergent Group no longer fulfills the numerical listing requirements of the NYSE Alternext.  Accordingly, on April 1, 2011, Emergent Group requested that NYSE Alternext file with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to effect the delisting of Emergent Group’s common stock from NYSE Alternext and the deregistration of the shares of Emergent Group common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  On April 4, 2011, NYSE Alternext filed the Form 25 with the SEC to effect the delisting of Emergent Group’s common stock from NYSE Alternext and the deregistration of the shares of Emergent Group’s common stock under Section 12(b) of the Exchange Act.

Item 3.03.              Material Modifications to Rights of Security Holders.

At the effective time of the Merger, each issued and outstanding share of Emergent Group common stock that was not tendered pursuant to the Offer (other than shares of Emergent Group common stock held (i) in the treasury of Emergent Group or owned by Merger Sub or UHS or (ii) by any subsidiary of Emergent Group or UHS (other than Merger Sub)) was converted automatically into the right to receive the Consideration.  At the effective time of the Merger, Emergent Group shareholders immediately prior to the effective time ceased to have any rights as shareholders in Emergent Group.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger, the new director of Emergent Group who is replacing all former directors of Emergent Group is Gary D. Blackford.  The new officers of Emergent Group are Gary D. Blackford, Chief Executive Officer, and Rex T. Clevenger, Executive Vice President and Chief Financial Officer.  All former officers of Emergent Group resigned effective upon the Merger.  Bruce J. Haber will continue serving as the Chief Executive Officer of PRI Medical Technologies, Inc., Emergent Group’s wholly owned subsidiary (“PRI”), and Louis Buther will continue serving as PRI’s President and Chief Operating Officer following the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emergent Group Inc.

By:	/s/ Gary D. Blackford
Gary D. Blackford Chairman of the Board and Chief Executive Officer

Date: April 4, 2011